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                                                                   Exhibit 10.24



               STOCK OPTIONS CANCELLATION AGREEMENT

                         TIMOTHY J. LORELLO

For value received, sufficiency of which is hereby acknowledged, Timothy J. Lorello (the "Optionee") hereby relinquishes claim to, and agrees to the cancellation of Options to purchase 100,000 shares of Class B Common stock in TeleCommunication Systems, Inc. (the "Company") under the following circumstances:

Optionee Agreement dated July 29, 1998 granted Optionee a total of 139,437 Options at a purchase price of $0.28 per share. If Optionee remains an employee of the Company on August 26, 2000, 33,334 of those Options shall be canceled. If Optionee remains an employee of the Company on August 26, 2001, 33,333 of the remaining Options shall be cancelled. If Optionee remains an employee of the Company on August 26, 2002, 33,333 of the remaining Options shall be canceled. In all cases, Options shall be canceled from unvested balances prior to cancellation of vested Options.

These cancellations will leave a total of 39,437 Options from this grant remaining at a purchase price of $0.28 per share.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland and shall be binding upon the executors, administrators, heirs and assigns of Timothy J. Lorello.

Date:   8/27/99
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/s/ Timothy J. Lorello
------------------------
Timothy J. Lorello


State of Maryland, County of Anne Arundel, ss.

     On this the 27 day of August, 1999, before me, Bruce A. White, the undersigned officer, personally appeared Timothy J. Lorello, known to me to be the person whose name is subscribed to with the within instrument and acknowledged that he executed the same for the purposes therein contained. In witness whereof, I hereunto set my hand and official seal.


/s/ Bruce A White
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Notary Public

06/01/03
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My Commission Expires


[NOTARY PUBLIC SEAL]